Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Live, Inc.

We consent to the use of our report dated January 23, 2019 with respect to the financial statements of Live, Inc. for the years ended December 31, 2017 and 2016 and the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2017 and for the period from September 6, 2017 (inception) through December 31, 2016. We also consent to the reference to our firm under the caption “Experts” in the Form S-1.

Michael Gillespie & Associates, PLLC

Seattle, Washington

March 5, 2019

/S/ Michael Gillespie & Associates, PLLC